Exhibit 5.1

March 23, 2021

ChromaDex Corporation
10900 Wilshire Blvd., Suite 600
Los Angeles, CA 90024

Ladies and Gentlemen:

We have acted as counsel to ChromaDex Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the resale by certain selling stockholders of up to 3,846,153 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”). The Shares were issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of February 20, 2021, by and between the Company and the purchaser named therein.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as amended, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid, and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Matthew T. Browne
            Matthew T. Browne